STAKOOL,INC. AND LINQPAY, INC.RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT (the "Rescission Agreement") is made and entered into this 11th day of April, 2011, by and between Stakool, Inc., a Nevada corporation (hereinafter "STKO"), LinQpay, Inc. a Delaware corporation, hereinafter collectively or individually referred to as the "Parties" or "Party," respectively

Whereas, the Parties hereto previously entered into and executed that certain Acquisition Agreement dated the 2nd day of June, 2010 (the "Acquisition Agreement"), a copy of which is annexed hereto as Exhibit "A" and of which was amended under the "Amendment to Stakool Acquisition Agreement of LinQpay" dated October 22, 2010, a copy of which is annexed hereto as Exhibit "B" by this reference made a part hereof; and

Whereas, the Parties hereto; desire to rescind the Acquisition Agreement in the best interest of the shareholders and the company's, and for good and valuable consideration. To the extent possible the company wishes to treat the acquisition agreement and amendments as if they had never existed, and to revoke the terms and conditions set forth therein. As valuable consideration the Parties agree to return the Common stock held by the parties.

Now, Therefore, for and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1. The Parties to this Rescission Agreement hereby individually and jointly agree that the Acquisition Agreement all other agreements, and any and all the amendments related to the Acquisition Agreement shall be rescinded and deemed null and void, and that all terms, conditions, covenants, representations and warranties contained in said Acquisition Agreement shall terminate immediately and shall be deemed null and void and of no further effect whatsoever.

   A. LinQpay, Inc. agrees that upon the execution of this Rescission Agreement, it shall: (a) relinquish its ownership claim of its 10,878,570 shares of common stock; The additional 5,000,000 shares of STKO stock issued to Mr. Byler shall be covered in a separate agreement, The common shares issued in conjunction with the LinQpay, Inc. transaction have been returned to treasury of the company STKO. STKO agrees upon execution of the Rescission agreement to relinquish its ownership claim of all LinQpay, Inc shares of common stock, and any and all of its subsidiaries, and shall return the 1,000,000 shares of common stock certificates to LinQpay. Both parties shall return all stock certificates to each company's representatives no later than 14 (fourteen) business days from execution of this agreement.

2. All Parties to this Rescission Agreement hereby agree and acknowledge that all information or data, oral or written shall be treated as confidential that relates to either party's (or, if either party is bound to protect the confidentiality of any other person's information, such other person's) past, present, or future research, development, financial data, intellectual property or business activities, including any unannounced product(s) and service(s), and including any information relating to services, developments, inventions, processes, plans, financial information, customer and supplier lists, forecasts, and projections. Confidential Information shall also include

the terms of this Agreement, the original acquisition agreement, all addendums and all other information that pertains to parties, not currently within the public access.

3. All Parties to this Rescission Agreement hereby agree that any and all assets, property, securities or items of value that may have been assigned or transferred pursuant to the terms of the Acquisition Agreement are to be, transferred and re conveyed to the respective Parties that assigned and/or transferred such items under the terms of the Acquisition Agreement.

4. All Parties to this Rescission Agreement hereby agree and acknowledge that no other debts, except those accounts payable which are in the normal course of business, have been incurred by on or behalf of STKO.

5. Immediately after the execution of this Rescission Agreement, STKO Board of Directors shall consist of only the following individuals: Kyle L. Gotshalk and Cherish Adams.

6. All Parties hereto shall bear their respective costs and expenses associated with all previous agreements, including but not limited to the Acquisition Agreement and this Rescission Agreement.

7. This Rescission Agreement shall be binding upon and for the benefit of the Parties hereto and their respective general and limited partners, corporate parents, subsidiaries, affiliates, officers and directors, attorneys, agents, representatives, predecessors in interest, shareholders, successors and assigns.

8. It is expressly understood and agreed that this Rescission Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of all of the Parties to this Rescission Agreement. Each Party hereto hereby agrees and acknowledges that it will make no claim at any time or place that this Rescission Agreement has been orally altered or modified or otherwise changed by oral communication of any kind or character.

9. Should any provision of this Rescission Agreement be held invalid or illegal, such illegality shall not invalidate the whole of this Rescission Agreement, but, rather, the Rescission Agreement shall be construed as if it did not contain the illegal part, and the rights and obligations of the Parties shall be construed and enforced accordingly.

10. This Rescission Agreement, its contents, and any dispute arising there-from, shall be construed in accordance with the laws of the State of Nevada as applied to transactions taking place wholly in Nevada between Nevada residents. The Parties each agree that Nevada is the only proper venue for any judicial, administrative or arbitration proceedings arising out of or in connection with this Rescission Agreement, and each Party irrevocably submits to the jurisdiction of the state and federal courts of Nevada.

11. Should any Party to this Rescission Agreement resort to legal proceedings to enforce this Rescission Agreement, the prevailing Party in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys' fees and costs incurred in connection with such proceeding.

12. This Agreement sets forth the Parties' mutual rights and obligations with respect to this Rescission Agreement. It is intended to be the final, complete, and exclusive statement of the terms of the Parties' agreement regarding these subjects.

13. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. The term "person" shall mean any individual, corporation, partnership, trust or other entity.

14. The rights and remedies provided by this Rescission Agreement are cumulative, and the exercise of any right or remedy by a Party hereto, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive that Party's right to exercise any or all other rights and remedies. This Rescission Agreement will inure to the benefit of the Parties and their successors and assigns.

15. The failure of any Party, whether purposeful or otherwise, to exercise in any instance any right, power or privilege under this Rescission Agreement or under law shall not constitute a waiver of any other right, power or privilege, nor of the same right, power or privilege in any other instance.

16. This Rescission Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and may be delivered in original or by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such part can be seen, and in such case the facsimile execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all Parties agree to deliver an original of this Rescission Agreement as well as any facsimile, telecopy or other reproduction hereof subsequent to the Effective Date.

17. Any notice, request, consent or approval required or permitted to be given under this Rescission Agreement or pursuant to law shall be sufficient if it is in writing, and if and when it is hand delivered or sent by certified mail, with postage prepaid, to the other Party, or via facsimile/email to the other party.

18. The Parties hereto represent and warrant that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person, partnership, firm or corporation whatsoever any claims, debt, liability, demand, obligation, cost, expense, action or causes of action covered by this Rescission Agreement, and each Party acknowledges and agrees that this warranty and representation is an essential and material term of this Rescission Agreement without which none of the consideration received in connection herewith would have been made or delivered. The foregoing warranty and representation shall survive the delivery of this Rescission Agreement, and Stakool shall indemnify and hold the others harmless from any claims, demands or actions which have been assigned or transferred, or purported to have been assigned or transferred, in violation of the foregoing representation and warranty.

19. Each individual signing this Rescission Agreement on behalf of any corporation, limited liability or entity represents and warrants that he has the right, power, legal capacity and authority to enter into and perform each of the obligations specified under this Rescission Agreement, and that no further approval or consent of any person, board of directors, shareholders or entities is necessary for them to enter into and perform each of the obligations under this Rescission Agreement.

20. The Parties hereto affirmatively represent the fact that they have been represented herein and throughout by legal counsel of their own choosing. The Parties further represent that thev have read this Rescission Aareement. understand the terms used herein. and the consequences hereor.

21. All of the Parties hereto shall fullv and timelv do all acts and execute. return and furnish all documents necessary or convenient to effectuate the terms and provisions of this Rescission Agreement. Time is of the essence as it relates to this Rescission Agreement.

IN WITNESS WHEREOF the undersigned have executed this Rescission Agreement to be effective as of the date set forth above.

Stakool, Inc.

By: ____________________

Name: Kyle Gotshalk

Title: Authorized Agent

LinQpay, Inc.

By: ____________________

Name: James Bvler

Title: Chief Executive Officer